Exhibit 99.1

North Fork Bancorporation, Inc.

Unaudited Interim Condensed Consolidated Financial Statements

Consolidated Balance Sheets (Unaudited)

(in thousands except share amounts)	June 30, 2006	December 31, 2005	June 30, 2005
Assets:
Cash & Due from Banks	$1,000,195	$1,037,406	$826,921
Money Market Investments	22,295	24,843	38,023
Securities:
Available-for-Sale ($3,175,760, $4,107,473 and $5,313,374 pledged at June 30, 2006, December 31, 2005 and June 30, 2005, respectively)	9,867,618	11,295,977	12,924,780
Held-to-Maturity ($11,761, $13,409 and $18,746 pledged at June 30, 2006, December 31, 2005 and June 30, 2005, respectively) (Fair Value $96,321, $105,128 and $121,437 at June 30, 2006, December 30, 2005 and June 30, 2005, respectively)	97,344	104,210	118,429

Total Securities	9,964,962	11,400,187	13,043,209

Loans:
Loans Held-for-Sale	5,406,341	4,359,267	6,398,119
Loans Held-for-Investment	35,551,560	33,232,236	32,482,774
Less: Allowance for Loan Losses	224,571	217,939	217,872

Net Loans Held-for-Investment	35,326,989	33,014,297	32,264,902
Goodwill	5,918,116	5,918,116	5,888,195
Identifiable Intangibles	96,373	114,091	132,468
Premises & Equipment	447,633	438,040	426,099
Mortgage Servicing Rights, net	272,543	267,424	253,482
Accrued Income Receivable	213,492	205,892	205,678
Other Assets	712,896	837,308	908,593

Total Assets	$59,381,835	$57,616,871	$60,385,689

Liabilities and Stockholders’ Equity:
Deposits:
Demand	$7,561,888	$7,639,231	$7,586,939
Savings, NOW & Money Market	21,377,573	20,910,161	21,659,890
Time	7,875,144	8,067,181	8,219,517

Total Deposits	36,814,605	36,616,573	37,466,346

Federal Funds Purchased & Collateralized Borrowings	11,249,615	9,700,621	11,387,571
Other Borrowings	1,463,066	1,477,364	1,506,337
Accrued Expenses & Other Liabilities	791,972	820,072	809,155

Total Liabilities	$50,319,258	$48,614,630	$51,169,409

Stockholders’ Equity:
Preferred Stock, par value $1.00; authorized 10,000,000 shares, unissued	$—	$—	$—
Common Stock, par value $0.01; authorized 1,000,000,000 shares; issued 480,682,118 Shares at June 30, 2006	4,807	4,806	4,792
Additional Paid in Capital	6,875,810	7,035,314	7,007,286
Retained Earnings	2,779,501	2,581,047	2,354,784
Accumulated Other Comprehensive Loss	(207,161)	(108,898)	(21,076)
Deferred Compensation (See Note 1)	—	(154,772)	(115,160)
Treasury Stock at Cost; 14,934,674 Shares at June 30, 2006	(390,380)	(355,256)	(14,346)

Total Stockholders’ Equity	9,062,577	9,002,241	9,216,280

Total Liabilities and Stockholders’ Equity	$59,381,835	$57,616,871	$60,385,689

See accompanying notes to consolidated financial statements

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Interest Income:
Loans Held-for-Investment	$531,756	$472,218	$1,037,492	$924,435
Loans Held-for-Sale	76,088	73,065	139,780	139,913
Mortgage-Backed Securities	96,437	133,375	195,952	275,382
Other Securities	29,173	30,124	57,818	59,531
Money Market Investments	570	662	1,112	1,395

Total Interest Income	734,024	709,444	1,432,154	1,400,656

Interest Expense:
Savings, NOW & Money Market Deposits	134,731	82,455	252,164	152,051
Time Deposits	59,658	40,391	119,448	73,857
Federal Funds Purchased & Collateralized Borrowings	89,628	105,238	173,102	204,245
Other Borrowings	20,119	19,287	40,075	37,111

Total Interest Expense	304,136	247,371	584,789	467,264

Net Interest Income	429,888	462,073	847,365	933,392
Provision for Loan Losses	9,000	9,000	18,000	18,000

Net Interest Income after Provision for Loan Losses	420,888	453,073	829,365	915,392

Non-Interest Income:
Mortgage Banking Income	105,769	90,680	201,841	201,775
Customer Related Fees & Service Charges	40,291	41,902	81,394	83,908
Investment Management, Commissions & Trust Fees	9,127	10,287	18,796	21,358
Other Operating Income	22,500	15,378	34,857	29,456
Securities Gains, net	4,099	10,884	10,821	15,519
Trading Losses on Derivative Instruments	(23,223)	—	(21,070)	—

Total Non-Interest Income	158,563	169,131	326,639	352,016

Non-Interest Expense:
Employee Compensation & Benefits	145,248	139,014	286,559	274,383
Occupancy & Equipment, net	51,254	46,949	102,546	92,903
Amortization of Identifiable Intangibles	8,859	9,133	17,718	18,266
Other Operating Expenses	55,310	54,697	112,026	110,894
Merger Related Expenses	5,233	—	5,233	—
Settlement Recovery	(16,031)	—	(16,031)	—

Total Non-Interest Expense	249,873	249,793	508,051	496,446

Income Before Income Taxes	329,578	372,411	647,953	770,962
Provision for Income Taxes	108,761	130,345	217,008	269,861

Net Income	$220,817	$242,066	$430,945	$501,101

Earnings Per Share:
Basic	$0.49	$0.52	$0.95	$1.07
Diluted	$0.48	$0.51	$0.94	$1.06

See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, (in thousands)	2006	2005
Cash Flows from Operating Activities:
Net Income	$430,945	$501,101
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Loan Losses	18,000	18,000
Depreciation	23,653	20,617
Net Amortization/(Accretion):
Securities	11,629	13,681
Loans	8,222	8,841
Borrowings & Time Deposits	(79,569)	(64,637)
Intangibles	17,719	18,266
Deferred Compensation	14,019	11,357
Gain on Sale of Loans Held-for-Investment	—	(4,293)
Securities Gains	(10,821)	(15,519)
Capitalization of Mortgage Servicing Rights	(32,839)	(81,154)
Amortization of Mortgage Servicing Rights	45,412	40,580
Temporary (Recovery)/Impairment Charge—Mortgage Servicing Rights	(18,592)	34,971
Loans Held-for-Sale:
Originations (1)	(16,273,448)	(18,837,611)
Proceeds from Sale	15,164,479	17,681,069
Gains on Sale of Loans	(184,065)	(225,944)
Other	245,959	760,312
Other, Net	96,313	52,700

Net Cash Used in Operating Activities	(522,984)	(67,663)

Cash Flows from Investing Activities:
Loans Held-for-Investment Originated, Net of Principal Repayments and Charge-offs	(2,356,363)	(2,984,916)
Purchases of Securities Available-for-Sale	(806,026)	(1,537,330)
Proceeds from Sale of Securities Available-for-Sale	965,022	1,983,910
Maturities, Redemptions, Calls and Principal Repayments on Securities Available-for-Sale	1,146,695	2,097,417
Purchases of Securities Held-to-Maturity	(1,000)	(1,000)
Maturities, Redemptions, Calls and Principal Repayments on Securities Held-to-Maturity	7,744	24,737
Proceeds from Sale of Loans Held-for-Investment	29,663	960,503
Purchases of Premises and Equipment, net	(33,246)	(30,713)

Net Cash (Used in)/Provided by Investing Activities	$(1,047,511)	$512,608

Cash Flows from Financing Activities:
Net Increase in Customer Deposit Liabilities	$217,883	$2,672,497
Net Increase/(Decrease) in Borrowings	1,599,919	(3,162,063)
Purchase of Treasury Stock	(131,839)	—
Exercise of Options and Common Stock Sold for Cash	77,582	55,867
Cash Dividends Paid	(232,809)	(209,202)

Net Cash Provided by/(Used in) Financing Activities	1,530,736	(642,901)

Net Decrease in Cash and Cash Equivalents	(39,759)	(197,956)
Cash and Cash Equivalents at Beginning of the Period	1,062,249	1,062,900

Cash and Cash Equivalents at End of the Period	$1,022,490	$864,944

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for: Interest Expense	$631,238	$520,294

Income Taxes	$132,552	$86,662

During the Period, the Company Purchased Various Securities which Settled in the Subsequent Period	$45,726	$70,166

(1)	Excludes loans retained in the held-for-investment portfolio totaling $1.4 billion and $3.6 billion during 2006 and 2005, respectively

See accompanying notes to consolidated financial statements

Consolidated Statements of Changes in Stockholders’ Equity (unaudited)

(Dollars in thousands, except share amounts)	Common Stock	Additional Paid In Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)/Income	Deferred Compensation	Treasury Stock	Total Stockholders’ Equity
Balance, December 31, 2004	$4,745	$6,968,493	$2,064,148	$240	$(125,174)	$(31,373)	$8,881,079
Net Income	—	—	501,101	—	—	—	501,101
Cash Dividends ($.44 per share)	—	—	(210,465)	—	—	—	(210,465)
Issuance of Stock (147,590 shares)	47	1,072	—	—	—	3,119	4,238
Restricted Stock Activity, net	—	1,207	—	—	10,014	(191)	11,030
Stock Based Compensation Activity, net	—	36,514	—	—	—	14,099	50,613
Other Comprehensive Loss, net of tax	—	—	—	(21,316)	—	—	(21,316)

Balance, June 30, 2005	$4,792	$7,007,286	$2,354,784	$(21,076)	$(115,160)	$(14,346)	$9,216,280

Balance, December 31, 2005	$4,806	$7,035,314	$2,581,047	$(108,898)	$(154,772)	$(355,256)	$9,002,241
Net Income	—	—	430,945	—	—	—	430,945
Cash Dividends ($.50 per share)	—	—	(232,491)	—	—	—	(232,491)
Issuance of Stock (152,769 shares)	1	236	—	—	—	3,991	4,228
Reclassification of Deferred Compensation to Additional Paid in Capital upon Adoption of SFAS No. 123(R)	—	(154,772)	—	—	154,772	—	—
Restricted Stock Activity, net	—	14,462	—	—	—	60	14,522
Stock Based Compensation Activity, net	—	(19,430)	—	—	—	92,664	73,234
Purchases of Treasury Stock (5,101,900 shares)	—	—	—	—	—	(131,839)	(131,839)
Other Comprehensive Loss, net of tax	—	—	—	(98,263)	—	—	(98,263)

Balance, June 30, 2006	$4,807	$6,875,810	$2,779,501	$(207,161)	$—	$(390,380)	$9,062,577

See accompanying notes to consolidated financial statements

Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Net Income	$220,817	$242,066	$430,945	$501,101

Other Comprehensive Income Unrealized (Losses)/Gains On Securities:
Changes in Unrealized (Losses)/Gains Arising During the Period	$(66,801)	$127,453	$(163,089)	$(33,371)
Less: Reclassification Adjustment for Gains Included in Net Income	(4,099)	(10,884)	(10,821)	(15,519)

Changes in Unrealized (Losses) /Gains Arising During the Period	(70,900)	116,569	(173,910)	(48,890)
Related Tax Effect on Unrealized (Losses) /Gains During the Period	30,487	(50,095)	74,783	21,019

Net Change in Unrealized (Losses) /Gains Arising During the Period	(40,413)	66,474	(99,127)	(27,871)

Unrealized Gains/(Losses) On Derivative Instruments:
Changes in Unrealized Gains/(Losses) Arising During the Period	$443	$(1,131)	$1,021	$9,707
Add: Reclassification Adjustment for Expenses Included in Net Income	203	690	496	1,790

Changes in Unrealized Gains/(Losses) Arising During the Period	646	(441)	1,517	11,497
Related Tax Effect on Unrealized Gains/(Losses) During the Period	(277)	191	(653)	(4,942)

Net Change in Unrealized (Losses) /Gains Arising During the Period	369	(250)	864	6,555

Net Other Comprehensive (Loss)/Income	$(40,044)	$66,224	$(98,263)	$(21,316)

Comprehensive Income	$180,773	$308,290	$332,682	$479,785

See accompanying notes to consolidated financial statements

North Fork Bancorporation, Inc.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

June 30, 2006 and 2005

In this quarterly report on Form 10-Q, where the context requires, “the Company”, “North Fork”, “we”, “us”, and “our” refer to North Fork Bancorporation, Inc. and its subsidiaries.

Note 1 — Business and Summary of Significant Accounting Policies

North Fork Bancorporation, Inc. is a regional bank holding company organized under the laws of the State of Delaware and registered as a “bank holding company” under the Bank Holding Company Act of 1956, as amended. We are not a “financial holding company” as defined under the federal law. We are committed to providing superior customer service, while offering a full range of banking products and financial services, to both our consumer and commercial customers. Our primary subsidiary, North Fork Bank, operates from more than 350 retail bank branches in the New York Metropolitan area. We also operate a nationwide mortgage business, GreenPoint Mortgage Funding Inc. (“GreenPoint Mortgage” or “GPM”). Through our other non-bank subsidiaries, we offer financial products and services to our customers including asset management, securities brokerage, and the sale of alternative investment products. We also operate a second subsidiary bank, Superior Savings of New England, N.A. (“Superior”), which focuses on telephonic and media-based generation of deposits.

Proposed Plan of Merger with Capital One Financial Corporation

On March 12, 2006, North Fork announced that it had entered into an Agreement and Plan of Merger with Capital One Financial Corporation (“Capital One”) pursuant to which North Fork would merge with and into Capital One, with Capital One continuing as the surviving corporation. Capital One, headquartered in McLean, Virginia, is a financial holding company whose banking and non-banking subsidiaries market a variety of financial products and services. Capital One’s primary products and services offered through its subsidiaries include credit card products, deposit products, consumer and commercial lending, automobile and other motor vehicle financing, and a variety of other financial products and services for consumers, small businesses and commercial clients.

Subject to the terms and conditions of the merger agreement, each holder of North Fork common stock will have the right, subject to proration, to elect to receive, for each share of North Fork common stock, cash or Capital One common stock, in either case having a value equal to $11.25 plus the product of in connection with the proposed merger, 0.2216 times the average closing sales price of Capital One’s common stock for the five trading days immediately preceding the merger date. Based on Capital One’s closing NYSE stock price of $89.92 on March 10, 2006, the transaction is valued at $31.18 per North Fork share, for a total transaction value of approximately $14.6 billion.

The merger is subject to certain conditions, including approval by North Fork stockholders and Capital One stockholders, receipt of regulatory approvals and other customary closing conditions, and is expected to close in the fourth quarter of 2006. In connection with the proposed merger, Capital One filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that included a joint proxy statement of Capital One and North Fork that also constitutes a prospectus of Capital One. Capital One and North Fork mailed the joint proxy statement/prospectus to their respective shareholders on or about July 14, 2006. Investors and security holders are urged to read the definitive joint proxy statement/prospectus (including all filings subsequent to the date of mailing that are incorporated by reference therein as provided in the joint proxy statement/prospectus) regarding the proposed merger.

Basis of Presentation

The accounting and financial reporting policies of the Company and its subsidiaries are in conformity with accounting principles generally accepted in the United States of America. The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Such estimates are subject to change in the future as additional information becomes available or previously existing circumstances are modified. Actual results could differ from those estimates.

Additionally, where applicable, the policies conform to the accounting and reporting guidelines prescribed by bank regulatory authorities. All significant inter-company accounts and transactions have been eliminated. Certain prior period amounts have been reclassified to conform to current period presentation.

These unaudited interim consolidated financial statements and related management’s discussion and analysis should be read together with the consolidated financial information in our 2005 Annual Report on Form 10-K/A, previously filed with the United States Securities and Exchange Commission (“SEC”). Results of operations for the six months ended June 30, 2006 are not necessarily indicative of the results of operations which may be expected for the full year 2006 or any future interim period.

In reviewing and understanding the financial information contained herein, you are encouraged to read the significant accounting policies contained in Note 1 — Business and Summary of Significant Accounting Policies of our 2005 Annual Report in Form 10-K/A. There have not been any significant changes in the factors or methodology used in determining accounting estimates or applied in our critical accounting policies since December 2005 that are material in relation to our financial condition or results of operations.

Accounting for Stock-Based Compensation

On January 1, 2006, we adopted SFAS No. 123R — “Accounting for Stock Based Compensation, Share Based Payment”, (SFAS 123R) which replaced the guidance prescribed in SFAS 123. SFAS 123R requires that compensation costs relating to share-based payment transactions be recognized in the financial statements. The associated costs will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Restricted stock awards previously recorded as deferred compensation, a component of stockholders’ equity were reclassified to additional paid-in-capital upon adoption. Restricted Stock Awards are recorded at fair value at the date of grant and are amortized to compensation expense over the awards vesting period in accordance with SFAS 123R. This accounting practice is consistent with our prior accounting treatment of restricted stock awards. Substantially, all employee stock options are awarded at the end of the year as part of an employees overall compensation, based on the individual’s performance during that year, and either vest immediately or over a nominal period. Therefore, the effect on net income of expensing stock options during the three and six months ended June 30, 2006 was not material.

Critical Accounting Policies

We have identified four accounting policies that are critical to our financial statement presentation and require critical accounting estimates, involving significant valuation adjustments, on the part of management. The following is a description of those policies:

Provision and Allowance for Loan Losses

The allowance for loan losses is available to cover probable losses inherent in the loans held-for-investment portfolio. Loans held-for-investment, or portions thereof, deemed uncollectible are charged to the allowance for loan losses, while recoveries, if any, of amounts previously charged-off are added to the allowance. Amounts are charged-off after giving consideration to such factors as the customer’s financial condition, underlying collateral values and guarantees, and general economic conditions.

The evaluation process for determining the adequacy of the allowance for loan losses and the periodic provisioning for estimated losses is undertaken on a quarterly basis, but may increase in frequency should conditions arise that would require our prompt attention. Conditions giving rise to such action are business combinations or other acquisitions or dispositions of large quantities of loans, dispositions of non-performing and marginally performing loans by bulk sale or any development which may indicate an adverse trend. Recognition is also given to the changing risk profile resulting from business combinations, customer performance, results of ongoing credit-quality monitoring processes and the cyclical nature of economic and business conditions.

The loan portfolio is categorized according to collateral type, loan purpose or borrower type (i.e. commercial, consumer). The categories used include Multi-Family Mortgages, Residential 1-4 Family Mortgages, Commercial Mortgages, Commercial and Industrial, Consumer, and Construction and Land, which are more fully described in the section entitled Management’s Discussion and Analysis, — “Loans Held-for-Investment.” An important consideration is our concentration of real estate related loans.

The methodology employed for assessing the adequacy of the allowance consists of the following criteria:

•	Establishment of reserve amounts for specifically identified criticized loans, including those arising from business combinations and those designated as requiring special attention by our internal loan review program, or bank regulatory examinations (specific-allowance method).

•	An allocation to the remaining loans giving effect to historical losses experienced in each loan category, cyclical trends and current economic conditions which may impact future losses (loss experience factor method).

The initial allocation or specific-allowance methodology commences with loan officers and underwriters grading the quality of their loans on a risk classification scale ranging from 1-10. Loans identified as below investment grade are referred to our independent Loan Review Department (“LRD”) for further analysis and identification of those factors that may ultimately affect the full recovery or collectibility of principal and/or interest. These loans are subject to continuous review and monitoring while they remain in a criticized category. Additionally, LRD is responsible for performing periodic reviews of the loan portfolio independent from the identification process employed by loan officers and underwriters. Loans that fall into criticized categories are further evaluated for impairment in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan.” The portion of the allowance allocated to impaired loans is based on the most appropriate of the following measures: discounted cash flows from the loan using the loan’s effective interest rate, the fair value of the collateral for collateral dependent loans, or the observable market price of the impaired loan.

The remaining allocation applies a category specific loss experience factor to loans which have not been specifically reviewed for impairment, including smaller balance homogeneous loans that we have identified as residential and consumer, which are not specifically reserved for impairment. These category specific factors give recognition to our historical loss experience, as well as that of acquired businesses, cyclical trends, current economic conditions and our exposure to real estate values. These factors are reviewed on a quarterly basis with senior lenders to ensure that the factors applied to each loan category are reflective of trends or changes in the current business environment which may affect these categories.

Upon completion of both allocation processes, the specific and loss experience factor method allocations are combined, producing the allocation of the allowance for loan losses by loan category. Other factors used to evaluate the adequacy of the allowance for loan losses include the amount and trend of criticized loans, results of regulatory examinations, peer group comparisons and economic data associated with the relevant markets, specifically the local real estate market. Because many loans depend upon the sufficiency of collateral, any adverse trend in the relevant real estate markets could have a significant adverse effect on the quality of our loan portfolio. This may lead management to consider that the overall allowance level should be greater than the amount determined by the allocation process described above.

Accounting for Derivative Financial Instruments

Derivative financial instruments are recorded at fair value as either assets or liabilities on the balance sheet. The accounting for changes in the fair value of a derivative instrument is determined by whether it has been designated and qualifies as part of a hedging relationship and on the type of hedging relationship. Transactions hedging changes in the fair value of a recognized asset, liability, or firm commitment are classified as fair value hedges. Derivative instruments hedging exposure to variable cash flows of recognized assets, liabilities or forecasted transactions are classified as cash flow hedges.

Fair value hedges result in the immediate recognition through earnings of gains or losses on the derivative instrument, as well as corresponding losses or gains on the hedged financial instrument to the extent they are attributable to the hedged risk. The gain or loss on the effective portion of a derivative instrument designated as a cash flow hedge is reported as a component of other comprehensive income, and reclassified to earnings in the same period that the hedged transaction affects earnings. The gain or loss on the ineffective portion of the derivative instrument, if any, is recognized in earnings for both fair value and cash flow hedges. Derivative instruments not qualifying for hedge accounting treatment are recorded at fair value and classified as trading assets or liabilities with the resultant changes in fair value recognized in earnings during the period of change.

In the event of early termination of a derivative contract, previously designated as part of a cash flow hedging relationship, any resulting gain or loss is deferred as an adjustment to the carrying value of the assets or liabilities, against which the hedge had been designated with a corresponding offset to other comprehensive income, and reclassified to earnings over the shorter of the remaining life of the designated assets or liabilities, or the derivative contract. However, if the hedged item is no longer on balance sheet (i.e. sold or canceled), the derivative gain or loss is immediately reclassified to earnings.

As part of our mortgage banking operations, we enter into commitments to originate or purchase loans whereby the interest rate on the loan is determined prior to funding (“interest rate lock commitment”). Interest rate lock commitments related to loans that we intend to sell in the secondary market are considered free-standing derivatives. These derivatives are required to be recorded at fair value, with changes in fair value recorded in current period earnings. In accordance with Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments”, interest rate lock commitments are initially valued at zero. Changes in fair value subsequent to inception are based on changes in the fair value of loans with similar characteristics and changes in the probability that the loan will fund within the terms of the commitment, which is affected primarily by changes in interest rates and passage of time. In general, the probability that a loan will fund increases if mortgage rates rise and decreases if mortgage rates fall. The initial value inherent in the loan commitment at origination is recognized through gain on sale of loans when the underlying loan is sold.

We are exposed to interest rate risk from the time an interest rate lock commitment is made to a borrower to the time the resulting mortgage loan is sold in the secondary market. To manage this risk, we use derivatives, primarily forward sales contracts on mortgage backed securities and forward delivery commitments, in an amount equal to the portion of interest rate contracts expected to close. The duration of these derivatives are selected to have the changes in their fair value correlate closely with the changes in fair value of the interest rate lock commitments on loans to be sold. These derivatives are also required to be recorded at fair value, with changes in fair value recorded in current period earnings.

Representation and Warranty Reserve

The representation and warranty reserve is available to cover probable losses inherent with the sale of loans in the secondary market. In the normal course of business, certain representations and warranties are made to investors at the time of sale, which permit the investor to return the loan to the seller or require the seller to indemnify the investor (make whole) for any losses incurred by the investor while the loan remains outstanding.

The evaluation process for determining the adequacy of the representation and warranty reserve and the periodic provisioning for estimated losses is performed for each product type on a quarterly basis. Factors considered in the evaluation process include historical sales volumes, aggregate repurchase and indemnification activity and actual losses incurred. Additions to the reserve are recorded as a reduction to the gain on sale of loans. Losses incurred on loans where we are required to either repurchase the loan or make payments to the investor under the indemnification provisions are charged against the reserve. The representation and warranty reserve is included in accrued expenses and other liabilities in the consolidated balance sheet.

Mortgage Servicing Rights

The right to service mortgage loans for others, or Mortgage Servicing Rights (“MSRs”), is recognized when mortgage loans are sold in the secondary market and the right to service those loans for a fee is retained. The MSRs initial carrying value is determined by allocating the recorded investment in the underlying mortgage loans between the assets sold and the interest retained based on their relative fair values at the date of transfer. Fair value of the MSRs is determined using the present value of the estimated future cash flows of net servicing income. MSRs are carried at the lower of the initial carrying value, adjusted for amortization, or fair value. MSRs are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of MSRs is periodically analyzed and adjusted to reflect changes in prepayment speeds.

To determine fair value, a valuation model that calculates the present value of estimated future net servicing income is utilized. We use assumptions in the valuation model that market participants use when estimating future net servicing income, including prepayment speeds, discount rates, default rates, cost to service, escrow account earnings, contractual servicing fee income, ancillary income and late fees.

MSRs are periodically evaluated for impairment based on the difference between the carrying amount and current fair value. To evaluate and measure impairment, the underlying loans are stratified based on certain risk characteristics, including loan type, note rate and investor servicing requirements. If it is determined that temporary impairment exists, a valuation allowance is established through a charge to earnings for any excess of amortized cost over the current fair value, by risk stratification. If determined in future periods that all or a portion of the temporary impairment no longer exists for a particular risk stratification, the valuation allowance is reduced by increasing earnings. However, if impairment for a particular risk stratification is deemed other-than-temporary (recovery of a recorded valuation allowance is remote), a direct write-down, permanently reducing the carrying value of the MSRs is recorded. The periodic evaluation of MSRs for other-than-temporary impairment considers both historical and projected trends in interest rates, payoff activity and whether impairment could be recovered through increases in market interest rates.

NOTE 2 — SECURITIES

The amortized cost and estimated fair values of available-for-sale securities are as follows:

	June 30, 2006		December 31, 2005		June 30, 2005
Available-for-Sale (in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
CMO Agency Issuances	$3,188,748	$3,036,421	$3,604,117	$3,511,285	$4,269,559	$4,231,390
CMO Private Issuances	3,305,213	3,179,137	3,484,016	3,409,789	3,941,709	3,926,929
Agency Pass-Through Certificates	1,744,499	1,685,025	1,986,388	1,956,487	2,328,213	2,335,485
State & Municipal Obligations	671,738	663,997	884,742	881,238	768,793	771,349
Equity Securities (1) (2)	732,923	724,836	663,371	675,525	685,873	693,509
U.S. Treasury & Agency Obligations	188,734	184,003	233,468	231,152	278,294	277,806
Other Securities	398,535	394,199	628,737	630,501	685,176	688,312

Total Available-for-Sa le Securities	$10,230,390	$9,867,618	$11,484,839	$11,295,977	$12,957,617	$12,924,780

(1)	Amortized cost and fair value includes $426.8 million, $265.8 million and $291.8 million in Federal Home Loan Bank Stock at June 30, 2006, December 31, 2005 and June 30, 2005, respectively.
(2)	Amortized cost and fair value includes $273.8 million and $266.0 million at June 30, 2006, respectively, $332.3 million and $342.8 million at December 31, 2005, respectively and $332.3 million and $337.4 million at June 30, 2005, respectively of Federal Home Loan Mortgage Corporation and Federal National Mortgage Association Preferred Stock, respectively.

The amortized cost and estimated fair values of held-to-maturity securities are as follows:

	June 30, 2006		December 31, 2005		June 30, 2005
Held-to-Maturity (in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Agency Pass-Through Certificates	$42,400	$40,852	$46,155	$45,814	$50,491	$51,428
State & Municipal Obligations	36,562	37,571	38,301	40,116	41,372	43,951
CMO Private Issuances	8,648	8,215	9,430	8,958	15,356	14,902
Other Securities	9,734	9,683	10,324	10,240	11,210	11,156

Total Held-to-Maturity Securities	$97,344	$96,321	$104,210	$105,128	$118,429	$121,437

At June 30, 2006, securities carried at $6.8 billion were pledged to secure securities sold under agreements to repurchase, other borrowings, and for other purposes as required by law. Securities pledged under agreements pursuant to which the collateral may be sold or repledged by the secured parties approximated $3.2 billion, while securities pledged under agreements pursuant to which the secured parties may not sell or repledge approximated $3.6 billion at June 30, 2006.

NOTE 3 — LOANS

The composition of loans designated as held-for-sale are summarized as follows:

Loans Held-for-Sale (dollars in thousands)	June 30, 2006	% of Total	December 31, 2005	% of Total	June 30, 2005	% of Total
Residential Mortgages	$4,319,709	81%	$3,824,547	89%	$5,481,104	87%
Home Equity	1,035,928	19	496,656	11	852,137	13

Total	$5,355,637	100%	$4,321,203	100%	$6,333,241	100%
Deferred Origination Costs	50,704		38,064		64,878

Total Loans Held-for-Sale	$5,406,341		$4,359,267		$6,398,119

The composition of loans held-for-investment are summarized as follows:

Loans Held-for-Investment (dollars in thousands)	June 30, 2006	% of Total	December 31, 2005	% of Total	June 30, 2005	% of Total
Commercial Mortgages	$7,079,501	20%	$6,206,416	19%	$5,725,316	18%
Commercial & Industrial	5,806,928	16	4,709,440	14	3,879,830	12

Total Commercial	12,886,429	36%	10,915,856	33%	9,605,146	30%
Residential Mortgages	14,519,282	41	15,068,443	45	16,176,829	49
Multi-Family Mortgages	5,134,232	15	4,821,642	15	4,485,420	14
Consumer	1,749,383	5	1,558,782	5	1,521,869	5
Construction & Land	1,222,981	3	829,273	2	653,002	2

Total	$35,512,307	100%	$33,193,996	100%	$32,442,266	100%
Unearned Income & Deferred Origination Costs, net	39,253		38,240		40,508

Total Loans Held-for -Investment	$35,551,560		$33,232,236		$32,482,774

At June 30, 2006, loans held-for-investment of $8.9 billion were pledged as collateral under borrowing arrangements with the Federal Home Loan Bank of New York.

Non-Performing Assets

Non-performing assets include loans ninety days past due and still accruing, non-accrual loans and other real estate. Other real estate consists of properties acquired through foreclosure or deed in lieu of foreclosure. Other real estate is carried at the lower of the recorded amount of the loan or the fair value of the property based on the current appraised value adjusted for estimated disposition costs.

The following table presents the components of non-performing assets as of the dates indicated:

(in thousands)	June 30, 2006	December 31, 2005	June 30, 2005
Commercial Mortgages	$1,833	$498	$6,409
Commercial & Industrial	9,384	7,970	7,768

Total Commercial	11,217	8,468	14,177
Residential Mortgages	14,219	19,315	63,979
Multi-Family Mortgages	—	550	44
Consumer	1,837	2,684	2,179
Construction and Land	—	—	308

Non-Performing Loans Held-for-Investment	$27,273	$31,017	$80,687
Non-Performing Loans Held-for-Sale	27,148	13,931	45,377
Other Real Estate	3,255	4,101	14,557

Total Non-Performing Assets	$57,676	$49,049	$140,621

Allowance for Loan Losses to Non-Performing Loans Held-for-Investment	823%	703%	270%
Allowance for Loan Losses to Total Loans Held-for-Investment	.63	.66	.67
Non-Performing Loans to Total Loans Held-for-Investment	.08	.09	.25
Non-Performing Assets to Total Assets	.10	.09	.23

Non-performing loans held-for-investment includes loans ninety days past due and still accruing totaling $1.6 million, $3.5 million and $4.7 million at June 30, 2006, December 31, 2005 and June 30, 2005, respectively.

Future levels of non-performing assets will be influenced by prevailing economic conditions and the impact of those conditions on our customers, prevailing interest rates, unemployment rates, property values, and other internal and external factors, including potential sales of such assets.

NOTE 4 — ALLOWANCE FOR LOAN LOSSES

A summary of changes in the allowance for loan losses for loans held-for-investment is shown below for the periods indicated:

	Three Months Ended		Six Months Ended
(dollars in thousands)	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Balance at Beginning of Period	$221,256	$215,307	$217,939	$211,097
Provision For Loan Losses	9,000	9,000	18,000	18,000

Total	230,256	224,307	235,939	229,097
Recoveries Credited to the Allowance	4,029	4,141	7,181	9,143
Losses Charged to the Allowance	(9,714)	(10,576)	(18,549)	(20,368)

Balance at End of Period	$224,571	$217,872	$224,571	$217,872

Annualized Net Charge-offs to Average Loans, net	.07%	.08%	.07%	.07%

NOTE 5 — FEDERAL FUNDS PURCHASED AND COLLATERALIZED BORROWINGS

The following table summarizes the components of federal funds purchased and collateralized borrowings for the periods indicated:

(in thousands)	June 30, 2006	December 31, 2005	June 30, 2005
Federal Funds Purchased	$1,412,000	$2,634,000	$1,957,925
Securities Sold Under Repurchase Agreements	2,735,387	3,783,017	5,211,985
Federal Home Loan Bank Advances	7,102,228	3,283,604	4,217,661

Total Federal Funds Sold and Collateralized Borrowings	$11,249,615	$9,700,621	$11,387,571

The expected maturity or repricing of Federal Home Loan Bank (“FHLB”) Advances and Securities Sold under Repurchase Agreements (“Repo’s”) at June 30, 2006 is as follows:

(dollars in thousands) Maturity	FHLB Advances	Average Rate (1)	Repo’s	Average Rate (1)	Total (2)	Average Rate (1)
2006	$5,925,015	5.08%	$1,082,527	3.86%	$7,007,542	4.89%
2007	150,000	3.77	700,000	3.05	850,000	3.18
2008	650,000	2.67	550,000	4.30	1,200,000	3.42
2009	200,000	2.93	—	—	200,000	2.93
2010	100,000	5.90	275,000	3.90	375,000	4.44
Thereafter	—	—	100,000	4.39	100,000	4.39

Total	$7,025,015	4.78%	$2,707,527	3.76%	$9,732,542	4.49%

(1)	Reflects the impact of purchase accounting adjustments and interest rate swaps.

(2)	Excludes $77.2 million and $27.9 million of purchase accounting discounts on the FHLB Advances and Repo’s, respectively.

Interest rate swaps were used to convert $75 million in Repo’s from variable rates to fixed rates. These swaps qualify as cash flow hedges and are explained in more detail in “Note 9 — Derivative Financial Instruments.”

NOTE 6 — OTHER BORROWINGS

The following tables summarize other borrowings outstanding as of the dates indicated:

SUBORDINATED NOTES

(in thousands)	June 30, 2006	December 31, 2005	June 30, 2005
Parent Company:
5.875% Subordinated Notes due August 2012	$349,453	$349,408	$349,364
5.0% Fixed Rate/Floating Rate Subordinated Notes due August 2012	150,000	150,000	150,000
Subsidiary Bank:
9.25% Subordinated Bank Notes due October 2010	175,613	178,622	181,632

Total Subordinated Notes	675,066	678,030	680,996
Fair Value Hedge Adjustment	(38,745)	(31,040)	(18,993)

Total Subordinated Notes Carrying Amount	$636,321	$646,990	$662,003

$350 million of 5.875% Subordinated Notes and $150 million of 5% Fixed Rate/Floating Rate Subordinated Notes which mature in 2012, were issued in August 2002 and qualify as Tier II capital for regulatory purposes. The 5.875% Subordinated Notes bear interest at a fixed rate through maturity, pay interest semi-annually and are not redeemable prior to maturity. The Fixed Rate/Floating Rate Notes bear interest at a fixed rate of 5% per annum for the first five years, and convert to a floating rate thereafter until maturity based on three-month LIBOR plus 1.87%. Beginning in the sixth year, we have the right to redeem the Fixed Rate/Floating Rate Notes at par plus accrued interest.

At June 30, 2006, $350 million in pay floating swaps, designated as fair value hedges on the 5.875% Subordinated Notes, were used to convert a corresponding amount of the Notes from their stated fixed rates to variable rates indexed to three-month LIBOR. At December 31, 2005 and June 30, 2005, $150 million in pay floating swaps, designated as fair value hedges on the 5.0% Fixed/Floating Rate Subordinated Notes were used to convert their stated fixed rates to variable rates indexed to three-month LIBOR. As of April 1, 2006 it was determined that there swaps did not meet the stated requirements of the short cut method of accounting as prescribed in SFAS No. 133 and accordingly they were reclassified as trading instruments and are more fully described in Note 9 – Derivative Financial Instruments. The fair value hedge adjustments in the table above includes the effect of the on the $150 million 5.0% Fixed/Floating Subordinated Noted resulting from the fair value hedges that existed at December 31, 2005 and June 30, 2005, respectively.

$150 million of 9.25% Subordinated Bank Notes mature in 2010, pay interest semi-annually and have a carrying value of $175.6 million at June 30, 2006. These Notes were assumed through a prior acquisition and include a remaining fair value discount totaling $25.6 million, $28.6 million and $31.6 million at June 30, 2006, December 31, 2005 and June 30, 2005, respectively, which reduces the effective cost of funds to 4.61%. As of June 30, 2006, $120 million qualified as Tier II capital for regulatory purposes.

JUNIOR SUBORDINATED DEBT (related to Trust Preferred Securities):

(in thousands)	June 30, 2006	December 31, 2005	June 30, 2005
8.70% Junior Subordinated Debt—due December 2026	$102,845	$102,839	$102,833
8.00% Junior Subordinated Debt — due December 2027	102,817	102,811	102,804
8.17% Junior Subordinated Debt — due May 2028	46,547	46,547	46,547
9.10% Junior Subordinated Debt — due June 2027	228,553	235,867	236,560

Total Junior Subordinated Debt	480,762	488,064	488,744
Fair Value Hedge Adjustment	—	7,427	15,984

Total Junior Subordinated Debt Carrying Amount	$480,762	$495,491	$504,728

Capital Securities (or “Trust Preferred Securities”), which qualify as Tier I Capital for regulatory purposes, were issued through Wholly-Owned Statutory Business Trusts (the “Trusts”). The Trusts were initially capitalized by the Company and the proceeds of both the common stock and Capital Securities were used to acquire Junior Subordinated Debt issued by the Company. The Capital Securities are obligations of the Trusts. The Junior Subordinated Debt and Capital Securities bear the same interest rates, are due concurrently and are non-callable at any time in whole or in part for ten years from the date of issuance, except in certain limited circumstances. They may be redeemed annually thereafter, in whole or in part, at declining premiums to maturity. The costs associated with these issuances have been capitalized and are being amortized to maturity using the straight-line method.

The 9.10% Junior Subordinated Debt due June 2027 was assumed through a prior acquisition and includes a remaining fair value discount of $22.4 million, $29.7 million and $30.4 million at June 30, 2006, December 31, 2005 and June 30, 2005, respectively, which reduced the effective cost of funds to 7.63%.

Pay floating swaps with a $245 million notional value were previously designated as fair value hedges of the 8.70%, 8.00% and 8.17% Junior Subordinated Debt issuances. These swaps were used to convert a corresponding amount of debt from their stated fixed rates to variable rates indexed to three-month LIBOR. As a result of a detailed review of our accounting treatment for all derivative transactions these swaps were reclassified as trading instruments, effective March 31, 2006 and are more fully described in Note 9 – Derivative Financial Instruments.

SENIOR NOTES:

(in thousands)	June 30, 2006	December 31, 2005	June 30, 2005
3.20% Senior Notes — due June 2008	$345,983	$344,945	$343,907
Fair Value Hedge Adjustment	—	(10,062)	(4,301)

Total Senior Notes Carrying Amount	$345,983	$334,883	$339,606

$350 million of 3.20% Senior Notes mature in 2008, and pay interest semi-annually. These notes include the remaining fair value premium from a prior acquisition of $4.0 million, $5.1 million and $6.1 million at June 30, 2006, December 31, 2005 and June 30, 2005, respectively, which increased the effective cost of funds to 3.84%.

Pay floating swaps with a $350 million, notional value were previously designated as fair value hedges on the Senior Notes. These swaps were used to convert a corresponding amount of Notes from their stated fixed rates to variable rates indexed to three-month LIBOR. As a result of a detailed review of our accounting treatment for all derivative transactions these swaps were reclassified as trading instruments, effective April 1, 2006 and are more fully described in Note 9 – Derivative Financial Instruments.

NOTE 7 — MORTGAGE SERVICING RIGHTS

The following table sets forth the change in the carrying value and fair value of mortgage servicing rights for the periods indicated:

	Three Months Ended		Six Months Ended
(dollars in thousands)	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Mortgage Servicing Rights:
Balance, Beginning of Period	$283,626	$283,268	$290,550	$254,857
Originations	15,779	31,099	32,839	81,154
Amortization	(21,814)	(20,591)	(45,412)	(40,580)
Sales	(514)	(5,323)	(900)	(6,978)

Balance, End of Period	$277,077	$288,453	$277,077	$288,453

Valuation allowance:
Balance, Beginning of Period	$(7,435)	$—	$(23,126)	$—
Temporary Recovery/(Impairment) on Mortgage Servicing Rights	2,901	(34,971)	18,592	(34,971)

Balance, End of Period	$(4,534)	$(34,971)	$(4,534)	$(34,971)

Mortgage Servicing Rights, net	$272,543	$253,482	$272,543	$253,482

Fair Value of Mortgage Servicing Rights	$301,109	$253,871	$301,109	$253,871

Ratio of Mortgage Servicing Rights to Related Loans Serviced for Others	0.97%	0.86%	0.97%	0.86%

Weighted Average Service Fee	0.28%	0.29%	0.28%	0.29%

The table below provide the significant assumptions used in estimating the fair value of servicing assets for the periods indicated:

	June 30, 2006	June 30, 2005
Weighted Avg. Prepayment Rate (includes default Rate)	24.90	29.70
Weighted Avg. Life (in years)	4.1	3.1
Cash Flows, Discount Rate	10.50%	10.60%

At June 30, 2006, the sensitivities to immediate 10% and 20% increases in the weighted average prepayment rates would decrease the fair value of mortgage servicing rights by $12.3 million and $23.3 million, respectively.

At June 30, 2006, the aggregate principal balance of mortgage loans serviced for others, excluding interim servicing was $28.0 billion.

NOTE 8 — REPRESENTATION AND WARRANTY RESERVE

The representation and warranty reserve is available to cover probable losses inherent with the sale of loans in the secondary market. In the normal course of business, certain representations and warranties are made to investors at the time of sale, which permit the investor to return the loan to us or require us to indemnify the investor (make whole) for any losses incurred by the investor while the loan remains outstanding. The representation and warranty reserve is included in accrued expenses and other liabilities on the consolidated balance sheet.

A summary of the changes in the representation and warranty reserve is shown below for the periods indicated:

(in thousands)	At and for the Three Months Ended June 30, 2006	At and for the Six Months Ended June 30, 2006
Balance at Beginning of Period	$131,745	$128,620
Provisions for Estimated Losses (1)	11,844	23,325
Losses Incurred	(16,642)	(24,998)

Balance at End of Period	$126,947	$126,947

(1)	The provision is reported as a reduction to gain on sale of loans.

NOTE 9 — DERIVATIVE FINANCIAL INSTRUMENTS

The use of derivative financial instruments creates exposure to credit risk. This credit exposure relates to losses that would be recognized if the counterparties fail to perform their obligations under the contracts. To mitigate this exposure to non-performance, we deal only with counterparties of good credit standing and establish counterparty credit limits. In connection with our interest rate risk management process, we periodically enter into interest rate derivative contracts. These derivative interest rate contracts may include interest rate swaps, caps, and floors and are used to modify the repricing characteristics of specific assets and liabilities.

The following table details the interest rate swaps and their associated hedged liabilities outstanding as of June 30, 2006:

(dollars in thousands) Maturity	Hedged Liability	Notional Amount	Fixed Interest Rate	Variable Interest Rate
Pay Fixed Swaps – 2008	Repurchase Agreements	$75,000	6.14%	5.16%
Pay Floating Swaps – 2012	5.875% Subordinated Notes	350,000	5.88	7.47

At June 30, 2006, $75 million in pay fixed swaps, designated as cash flow hedges, were outstanding. These agreements change the repricing characteristics of certain repurchase agreements, requiring us to make periodic fixed rate payments and receive periodic variable rate payments indexed to three-month LIBOR, based on a common notional amount and identical payment and maturity dates. At June 30, 2006, these swaps had an unrealized loss of $0.7 million, which is recorded as a component of other liabilities on the accompanying balance sheet (the net of tax balance of $0.4 million is reflected in stockholders’ equity as a component of accumulated other comprehensive loss). The use of pay fixed swaps increased interest expense by $0.2 million and $0.7 million in the second quarters of 2006 and 2005, respectively. For the six months ended June 30, 2006 and 2005, these swaps increased interest expense by $0.5 million and $1.8 million, respectively. Based upon the current interest rate environment, approximately $0.2 million of the unrealized loss is expected to be reclassified from accumulated other comprehensive loss in the next twelve months.

At June 30, 2006, $350 million of pay floating swaps, designated as fair value hedges, were used to convert the stated fixed rate on the 5.875% subordinated notes to variable rates indexed to three-month LIBOR. The swap term and payment dates match the related terms of the subordinated notes. At June 30, 2006, the fair value adjustment on these swaps resulted in a loss of $38.7 million and is reflected as a component of other liabilities. The carrying amount of the $350 million in subordinated notes was decreased by an identical amount. These swaps increased interest expense by approximately $1.3 million $2.1 million and reduced interest expense by $0.4 million and $1.3 million for the three and six months ended June 30, 2006 and 2005, respectively. There was no hedge ineffectiveness recorded in the Consolidated Statements of Income on these transactions for all periods reported.

As part of our mortgage banking operations, we enter into commitments to originate or purchase loans whereby the interest rate on the loan is determined prior to funding (“interest rate lock commitment”). Interest rate lock commitments on mortgage loans that we intend to sell in the secondary market are considered free-standing derivatives. These derivatives are carried at fair value with changes in fair value recorded as a component of gain on sale of loans. In accordance with Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments”, interest rate lock commitments are initially valued at zero. Changes in fair value subsequent to inception are determined based upon current secondary market prices for underlying loans with similar coupons, maturity and credit quality, subject to the anticipated probability that the loan will fund within the terms of the commitment. The initial value inherent in the loan commitments at origination is recognized through gain on sale of loans when the underlying loan is sold. Both the interest rate lock commitments and the related hedging instruments are recorded at fair value with changes in fair value being recorded in current earnings in gain on sale of loans.

Generally, if interest rates increase, the value of our interest rate lock commitments and funded loans decrease and loan sale margins are adversely impacted. We hedge the risk of overall changes in fair value of loans held-for-sale and interest rate lock commitments generally by entering into mandatory commitments to deliver mortgage whole loans to various investors, selling forward contracts on mortgage backed securities of Fannie Mae and Freddie Mac and, to a lesser extent, by using futures and options to economically hedge the fair value of interest rate lock commitments. Under SFAS 133, certain of these positions qualify as fair value hedges of a portion of the funded loan portfolio held-for-sale and result in adjustments to the carrying value of designated loans through gain on sale based on fair value changes attributable to the hedged risk. The forward contracts, futures and options used to economically hedge the loan commitments are accounted for as non-designated hedges and naturally offset loan commitment mark-to-market gains and losses recognized as a component of gain on sale.

The notional amount of all forward contracts was $2.2 billion at June 30, 2006. The forward contracts designated as fair value hedges associated with mortgage loans held-for-sale had a notional value of $1.7 billion at June 30, 2006. The notional amount of forward contracts used to manage the risk associated with interest rate lock commitments on mortgage loans was $554 million at June 30, 2006.

The following table shows hedge ineffectiveness on fair value hedges included in gain on sale of loans for the period indicated:

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
(Loss)/Gain on Hedged Mortgage Loans	$(7,042)	$9,053	$(9,382)	$2,169
(Loss)/Gain on Derivatives	5,579	(9,595)	7,938	(3,373)

Hedge Ineffectiveness	$(1,463)	$(542)	$(1,444)	$(1,204)

Trading Instruments

The following table details the interest rate swaps designated as trading instruments as of June 30, 2006:

(dollars in thousands) Maturity	Previously Hedged Liability	Notional Amount	Fixed Interest Rate	Variable Interest Rate
Pay Floating Swaps
2007	5.00% Subordinated Notes	$150,000	5.00%	7.48%
2008	3.20% Senior Notes	350,000	3.20%	4.93%
2026	8.70% Junior Subordinated Debt	100,000	8.70%	7.03%
2027	8.00% Junior Subordinated Debt	100,000	8.00%	6.40%
2028	8.17% Junior Subordinated Debt	45,000	8.17%	7.93%

During 2006, we performed a detailed review of our accounting treatment for all derivative transactions and determined that certain transactions did not meet the requirements of the “short-cut” method of accounting under SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities”. As a result, hedge accounting was not appropriate for the transactions contained in the above table since inception. Accordingly, they have been reclassified as trading instruments on the accompanying balance sheet. For the three and six months ended June 30, 2006, $23.2 million and $21.1 million was recorded as trading losses on the accompanying statement of income, respectively. We believe that the interest rate swaps have and will continue to be effective economic hedges. There was no impact nor will there be any future impact on our cash flows resulting from this change.

NOTE 10 — OTHER COMMITMENTS AND CONTINGENT LIABILITIES

Credit Related Commitments

We offer traditional off-balance sheet financial products to meet the financing needs of our customers through both our retail banking and mortgage banking segments. They include commitments to extend credit, lines of credit and letters of credit. Funded commitments are reflected in the consolidated balance sheets as loans.

Retail Banking

Our retail banking segment provides the following types of off-balance sheet financial products to customers:

Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually have fixed expiration dates or other termination clauses and may require the payment of a fee. Total commitments outstanding do not necessarily represent future cash flow requirements, since many commitments expire without being funded.

Each customer’s creditworthiness is evaluated prior to issuing these commitments and may require the customer to pledge certain collateral prior to the extension of credit. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing properties. Fixed rate commitments are subject to interest rate risk based on changes in prevailing rates during the commitment period. We are subject to credit risk in the event that the commitments are drawn upon and the customer is unable to repay the obligation.

Letters of credit are irrevocable commitments issued at the request of customers. They authorize the beneficiary to draw drafts for payment in accordance with the stated terms and conditions. Letters of credit substitute a bank’s creditworthiness for that of the customer and are issued for a fee commensurate with the risk.

We typically issue two types of letters of credit: Commercial (documentary) Letters of Credit and Standby Letters of Credit. Commercial Letters of Credit are commonly issued to finance the purchase of goods and are typically short term in nature. Standby letters of credit are issued to back financial or performance obligations of a bank customer, and are typically issued for periods up to one year. Due to their long-term nature, standby letters of credit require adequate collateral in the form of cash or other liquid assets. In most instances, standby letters of credit expire without being drawn upon. The credit risk involved in issuing letters of credit is essentially the same as extending credit facilities to comparable customers.

The following table presents total commitments and letters of credit outstanding for our retailing banking segment at June 30, 2006:

(in thousands)	2006
Commitments to Extend Credit on Loans Held-for-Investment (1)	$4,854,297
Standby Letters of Credit (2)	528,212
Commercial Letters of Credit	25,191

(1)	At June 30, 2006, commitments to extend credit on loans held-for-investment with maturities of less than one year totaled $2.4 billion, while $2.4 billion mature between one and three years.
(2)	Standby letters of credit are considered guarantees and are reflected in other liabilities in the accompanying Consolidated Balance Sheet at their estimated fair value of $1.8 million as of June 30, 2006. The fair value of these instruments is recognized as income over the initial term of the guarantee.

Mortgage Banking

At June 30, 2006, the pipeline of residential mortgage loans (including Home Equity Lines of Credit) was $6.2 billion and included $1.5 billion of fixed rate loans and $4.7 billion of adjustable rate loans. The pipeline represents total applications approved but not yet funded.

We are also contractually committed to fund the undrawn portion of Home Equity Lines of Credit (“HELOCs”), which were previously originated. This commitment extends to both HELOCs held-for-sale and those previously sold with servicing retained.

The following table presents total commitments and lines of credit outstanding for GPM at June 30, 2006:

(in thousands)	2006
Commitments to Originate Mortgage Loans Held-for-Sale	$6,246,558
Commitments to Fund HELOC’s	215,247

NOTE 11 — RETIREMENT AND OTHER EMPLOYEE BENEFITS

The components of net periodic benefit costs for pension and post-retirement benefits are as follows:

	Three Months Ended June 30,				Six Months Ended June 30,
	2006	2005	2006	2005	2006	2005	2006	2005
(in thousands)	Pension		Post-Retirement		Pension		Post-Retirement
Components of Net Periodic Benefit Cost:
Service Cost	$3,134	$2,563	$492	$513	$6,268	$5,126	$984	$1,026
Interest Cost	2,716	2,600	480	704	5,432	5,200	960	1,408
Expected Return on Plan Assets	(5,192)	(4,974)	(131)	(64)	(10,384)	(9,948)	(262)	(128)
Amortization of Prior Service Cost	114	(66)	(20)	(20)	181	(132)	(40)	(40)
Amortization of Transition Asset/Obligation	—	(24)	73	73	—	(131)	146	146
Recognized Actuarial Loss/(Gain)	437	273	(14)	94	874	546	(28)	188

Net Periodic Benefit Cost	$1,209	$372	$880	$1,300	$2,371	$661	$1,760	$2,600

We do not anticipate making a contribution to either our pension plan or post-retirement benefit plan in 2006.

Bank Owned Life Insurance

We maintain three Bank Owned Life Insurance Trusts (commonly referred to as BOLI) on the consolidated balance sheet. The BOLI trusts were formed to offset future employee benefit costs and to provide additional benefits due to their tax exempt nature. Only officer level employees, who have consented, have been insured under the program.

The underlying structure of the initial BOLI trust formed, requires that the assets supporting the insurance policies be reported on the consolidated balance sheet, principally as a component of the available-for-sale securities portfolio and the related income to be characterized as either interest income or gain/(loss) on sale of securities. At June 30, 2006 and 2005, $232.7 million and $225.0 million, respectively were held by the trust and are principally included in the available-for-sale securities portfolio. Based on the underlying structures of the other two BOLI trusts, the cash surrender values (“CSV”) of the life insurance policies held by the trusts are required to be classified as other assets on the consolidated balance sheet and the related income/(loss) be characterized as other income. The cash surrender value of the policies held by these trusts were $214.2 million and $205.7 million at June 30, 2006 and 2005, respectively.

NOTE 12 — BUSINESS SEGMENTS

The retail banking business provides a full range of banking products and services through more than 350 branches located throughout the New York Metropolitan area. The mortgage banking segment is conducted through GreenPoint Mortgage, which originates, sells and services a wide variety of mortgages secured by 1-4 family residences and small commercial properties, on a nationwide basis.

The segment information presented in the table below is prepared according to the following methodologies:

•	Revenues and expenses directly associated with each segment are included in determining net income.

•	Transactions between segments are based on specific criteria or appropriate third party interest rates.

•	Inter-company eliminations are reflected in the “Other” column.

Management believes that the following tables provides a reasonable representation of each segment’s contribution to consolidated net income for the three months ended June 30, 2006 and 2005, respectively.

(in thousands) For the Three Months Ended June 30, 2006	Retail Banking	Mortgage Banking	Segment Totals	Other	Consolidated Operations
Net Interest Income	$425,788	$3,981	$429,769	$119	$429,888
Provision for Loan Losses	9,000	—	9,000	—	9,000
Net Interest Income After Provision for Loan Losses	416,788	3,981	420,769	119	420,888
Non-Interest Income:
Mortgage Banking Income	—	126,623	126,623	(20,854)	105,769
Customer Related Fees & Service Charges	40,291	—	40,291	—	40,291
Investment Management, Commissions & Trust Fees	9,127	—	9,127	—	9,127
Other Operating Income	18,077	4,423	22,500	—	22,500
Securities Gains, net	4,099	—	4,099	—	4,099
Trading Losses	(23,223)	—	(23,223)	—	(23,223)
Total Non-Inte rest Income	48,371	131,046	179,417	(20,854)	158,563
Non-Interest Expense:
Employee Compensation & Benefits	96,017	49,231	145,248	—	145,248
Occupancy & Equipment Expense, net	40,443	10,811	51,254	—	51,254
Other Operating Expense	59,277	18,845	78,122	(13,953)	64,169
Merger Related Expenses	5,233	—	5,233	—	5,233
Settlement Recovery	(16,031)	—	(16,031)	—	(16,031)
Total Non-Inte rest Expense	184,939	78,887	263,826	(13,953)	249,873
Income Before Income Taxes	280,220	56,140	336,360	(6,782)	329,578
Provision for Income Taxes	89,579	22,031	111,610	(2,849)	108,761
Net Income	$190,641	$34,109	$224,750	$(3,933)	$220,817
Total Assets	$52,634,925	$6,746,910	$59,381,835	$—	$59,381,835

(in thousands) For the Three Months Ended June 30, 2005	Retail Banking	Mortgage Banking	Segment Totals	Other	Consolidated Operations
Net Interest Income	$432,093	$29,799	$461,892	$181	$462,073
Provision for Loan Losses	9,000	—	9,000	—	9,000
Net Interest Income After Provision for Loan Losses	423,093	29,799	452,892	181	453,073
Non-Interest Income:
Mortgage Banking Income	—	114,534	114,534	(23,854)	90,680
Customer Related Fees & Service Charges	41,902	—	41,902	—	41,902
Investment Management, Commissions & Trust Fees	10,287	—	10,287	—	10,287
Other Operating Income	13,415	1,963	15,378	—	15,378
Securities Gains, net	10,884	—	10,884	—	10,884
Total Non-Inte rest Income	76,488	116,497	192,985	(23,854)	169,131
Non-Interest Expense:
Employee Compensation & Benefits	87,882	51,132	139,014	—	139,014
Occupancy & Equipment Expense, net	37,374	9,575	46,949	—	46,949
Other Operating Expense	55,928	17,738	73,666	(9,836)	63,830
Total Non-Inte rest Expense	181,184	78,445	259,629	(9,836)	249,793
Income Before Income Taxes	318,397	67,851	386,248	(13,837)	372,411
Provision for Income Taxes	107,659	28,497	136,156	(5,811)	130,345
Net Income	$210,738	$39,354	$250,092	$(8,026)	$242,066
Total Assets	$53,519,909	$6,865,780	$60,385,689	$—	$60,385,689

Management believes that the following table provides a reasonable representation of each segment’s contribution to consolidated net income for the six months ended June 30, 2006 and 2005, respectively.

(in thousands) For the Six Months Ended June 30, 2006	Retail Banking	Mortgage Banking	Segment		Consolidated Operations
			Totals	Other
Net Interest Income	$825,018	$22,101	$847,119	$246	$847,365
Provision for Loan Losses	18,000	—	18,000	—	18,000
Net Interest Income After Provision for Loan Losses	807,018	22,101	829,119	246	829,365
Non-Interest Income:
Mortgage Banking Income	—	242,862	242,862	(41,021)	201,841
Customer Related Fees & Service Charges	81,394	—	81,394	—	81,394
Investment Management, Commissions & Trust Fees	18,796	—	18,796	—	18,796
Other Operating Income	29,726	5,131	34,857	—	34,857
Securities Gains, net	10,821	—	10,821	—	10,821
Trading Losses	(21,070)	—	(21,070)	—	(21,070)
Total Non-Interest Income	119,667	247,993	367,660	(41,021)	326,639
Non-Interest Expense:
Employee Compensation & Benefits	190,049	96,510	286,559	—	286,559
Occupancy & Equipment Expense, net	81,092	21,454	102,546	—	102,546
Other Operating Expense	120,963	35,424	156,387	(26,643)	129,744
Merger Related Expenses	5,233	—	5,233	—	5,233
Settlement Recovery	(16,031)	—	(16,031)	—	(16,031)
Total Non-Interest Expense	381,306	153,388	534,694	(26,643)	508,051
Income Before Income Taxes	545,379	116,706	662,085	(14,132)	647,953
Provision for Income Taxes	177,179	45,766	222,945	(5,937)	217,008
Net Income	$368,200	$70,940	$439,140	$(8,195)	$430,945

(in thousands) For the Six Months Ended June 30, 2005	Retail Banking	Mortgage Banking	Segment Totals	Other	Consolidated Operations
Net Interest Income	$870,147	$62,871	$933,018	$374	$933,392
Provision for Loan Losses	18,000	—	18,000	—	18,000
Net Interest Income After Provision for Loan Losses	852,147	62,871	915,018	374	915,392
Non-Interest Income:
Mortgage Banking Income	—	247,289	247,289	(45,514)	201,775
Customer Related Fees & Service Charges	83,908	—	83,908	—	83,908
Investment Management, Commissions & Trust Fees	21,358	—	21,358	—	21,358
Other Operating Income	25,807	3,649	29,456	—	29,456
Securities Gains, net	15,519	—	15,519	—	15,519
Total Non-Interest Income	146,592	250,938	397,530	(45,514)	352,016
Non-Interest Expense:
Employee Compensation & Benefits	178,794	95,589	274,383	—	274,383
Occupancy & Equipment Expense, net	73,693	19,210	92,903	—	92,903
Other Operating Expense	109,324	36,542	145,866	(16,706)	129,160
Total Non-Interest Expense	361,811	151,341	513,152	(16,706)	496,446
Income Before Income Taxes	636,928	162,468	799,396	(28,434)	770,962
Provision for Income Taxes	213,566	68,236	281,802	(11,941)	269,861
Net Income	$423,362	$94,232	$517,594	$(16,493)	$501,101

The table below presents the components of mortgage banking income for the periods indicated:

	Three Months Ended		Six Months Ended
(in thousands)	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Gain on Sale of Loans Held-for-Sale	$102,316	$120,576	$184,065	$225,944
Mortgage Banking Fees, net	22,366	25,666	44,596	51,382
Amortization of Mortgage Servicing Rights	(21,814)	(20,591)	(45,412)	(40,580)
Temporary (Impairment Charge)/Recovery - Mortgage Servicing Rights	2,901	(34,971)	18,592	(34,971)
Total Mortgage Banking Income	$105,769	$90,680	$201,841	$201,775

NOTE 13 — RECENT ACCOUNTING PRONOUNCEMENTS

Accounting for Uncertainty in Income Taxes

On July 13, 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes” which attempts to set out a consistent framework for preparers to use to determine the appropriate level of tax reserves to maintain for “uncertain tax positions.” This interpretation of FASB Statement No. 109 uses a two-step approach wherein a tax benefit is recognized if a position is more likely than not to be sustained. The amount of the benefit is then measured to be the highest tax benefit which is greater than fifty percent likely to be realized. FIN 48 also sets out disclosure requirements to enhance transparency of an entity’s tax reserves. We are required to adopt this Interpretation as of January 1, 2007. We are still evaluating the impact of the adoption of FIN 48.

Accounting for Servicing of Financial Assets

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156 (“SFAS No. 156”), Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS 156 is effective for an entity’s first fiscal year beginning after September 15, 2006. We are currently assessing the financial statement impact of implementing this pronouncement.

NOTE 14 — SUBSEQUENT EVENTS

We have agreed in principle to settle the previously disclosed purported North Fork stockholder class action challenging the proposed merger between Capital One Financial Corporation and North Fork. In the settlement, we will agree to establish a settlement fund in an aggregate amount of $20 million, out of which the plaintiffs’ attorneys fees will be paid, with the remaining balance of the settlement fund to be allocated among North Fork stockholders who are members of the class as of the completion of the merger (other than those stockholders who perfect appraisal rights or opt out of the settlement). We believe that this settlement will result in an expense of approximately $10 million in the third quarter of 2006. In the settlement, Capital One will agree to waive any right to realize total profit in excess of $630 million under the North Fork stock option agreement granted to Capital One in connection with the merger.

Under the terms of the settlement, all claims relating to the merger agreement and the proposed merger will be dismissed and released on behalf of the settlement class. The settlement is subject to approval by the court in which the action is pending. Upon approval of the proposed settlement by the court, plaintiffs’ attorneys are expected to apply for an award of attorneys’ fees and expenses, which will be paid from the settlement fund.